FOR IMMEDIATE RELEASE

New York REIT, Inc. Successfully Completes First Day of Trading on NYSE

New York, New York, April 15, 2014 – New York REIT, Inc. (formerly known as American Realty Capital New York Recovery REIT, Inc., “NYRT”) (NYSE: NYRT), successfully completed its first day of trading of its shares of common stock today on the New York Stock Exchange (the “NYSE”). Trading of NYRT’s common stock officially commenced this morning under the ticker symbol “NYRT.” After opening at $10.70 and reaching a session high of $10.97, the stock closed the day at $10.75, with approximately 3.8 million shares traded in heavy volume.

NYRT’s Chairman and Chief Executive Officer Nicholas S. Schorsch appeared on Bloomberg Television’s Taking Stock with Pimm Fox discussing NYRT’s listing of its common stock on the NYSE. On the program, Mr. Schorsch discussed the benefits of investing in New York real estate during the market downturn and opportunities he sees for future growth as one of only three public REITs focused exclusively on the New York market. The segment is scheduled to air again this evening at 9:00 p.m. Eastern Time.

Since commencing its initial public offering in September 2010, NYRT has assembled a portfolio of 23 high quality properties located in New York City. As of December 31, 2013, NYRT’s properties aggregated 3.1 million square feet, with an average occupancy of 94.2% and an average remaining lease term of 10.2 years.

As previously announced, in conjunction with the listing of its shares of common stock on the NYSE today, NYRT also successfully commenced a tender offer to purchase up to 23,255,814 shares of its common stock at a price equal to $10.75 per share (net to the seller in cash, less any applicable withholding taxes and without interest), or up to $250 million worth of common stock. NYRT intends to fund the tender offer with cash on hand and funds available under NYRT’s unsecured revolving credit facility.

The tender offer will expire at 12:00 midnight, Eastern Time, on May 12, 2014, unless extended or withdrawn. To tender shares, stockholders must follow the procedures described in the Offer to Purchase, the Letter of Transmittal and the other documents related to the tender offer filed with the Securities and Exchange Commission (the “SEC”).

About NYRT

NYRT is a Maryland corporation that qualified as a real estate investment trust for tax purposes beginning in the taxable year ended December 31, 2010.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of NYRT. The full details of the tender offer, including complete instructions on how to tender shares, are included in the Offer to Purchase, the Letter of Transmittal and related materials, which NYRT will be distributing to stockholders shortly. Stockholders are urged to read carefully the Offer to Purchase, the Letter of Transmittal and other related materials when they are available because they contain important information, including the terms and conditions of the tender offer. Stockholders may obtain free copies of the Offer to Purchase, the Letter of Transmittal and other related materials filed by NYRT with the SEC at the SEC’s website at www.sec.gov or by contacting American National Stock Transfer, LLC, the information agent for the tender offer, at (877) 373-2522 (toll-free).

Forward Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYRT’s Annual Report on Form 10-K filed on February 28, 2014. Further, forward-looking statements speak only as of the date they are made, and NYRT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts
Anthony J. DeFazio	Nicholas A. Radesca
DDCworks	New York REIT, Inc.
tdefazio@ddcworks.com	NRadesca@arlcap.com
(484) 342-3600	(212) 415-6500

Andrew G. Backman, Managing Director
Investor Relations / Public Relations
RCS Capital Corporation
abackman@rcscapital.com
(917) 475-2135